The share transfer described in this press release involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Translation]

May 11, 2018

Company name:	The Daishi Bank, Ltd.
Representative:	Fujio Namiki, President
(Code number: 8324, First Section, Tokyo Stock Exchange)

Company name:	The Hokuetsu Bank, Ltd.
Representative:	Katsuya Sato, President
(Code number: 8325, First Section, Tokyo Stock Exchange)

Notice Concerning the Preparation of the Share Transfer Plan Concerning the Establishment of a Joint Holding Company (Joint Share Transfer) of The Daishi Bank, Ltd. and The Hokuetsu Bank, Ltd., and Directors to be Appointed

The Daishi Bank, Ltd. (President: Fujio Namiki) (“Daishi Bank”) and The Hokuetsu Bank, Ltd. (President: Katsuya Sato) (“Hokuetsu Bank”) (collectively, “Banks”), in accordance with the business integration agreement executed by the Banks on March 23, 2018, resolved at their respective meetings of the board of directors held today the nomination of the people who will be installed as directors at incorporation, with respect to the incorporation of a company named “Daishi Hokuetsu Financial Group, Inc.” (the “Joint Holding Company”) that would become a wholly-owning parent company of the Banks effective as of October 1, 2018 through a joint share transfer (the “Share Transfer”), subject to obtaining the approval of shareholders of the Banks and regulatory approvals, and jointly prepared a Share Transfer Plan (the “Share Transfer Plan”). The people who will be installed as directors of the Joint Holding Company at its incorporation provided in the Share Transfer Plan are as described below.

Please note that there have been no changes to the terms of the Share Transfer since the press release titled “Notice Concerning the Execution of the Definitive Agreement Concerning the Establishment of a Joint Holding Company (Joint Share Transfer) of The Daishi Bank, Ltd. and The Hokuetsu Bank, Ltd.” dated March 23, 2018, other than the identity of the people who will be installed as directors of the Joint Holding Company at its incorporation.

Description

1. Representatives and Directors Expected to Assume Office
 (as of October 1, 2018)
Position and Name (Current Position)
Chairman	Katsuya Sato	(currently President, Hokuetsu Bank)
President	Fujio Namiki	(currently President, Daishi Bank)
Director	Satoshi Hasegawa	(currently Senior Managing Director, Daishi Bank)
Director	Kazuyoshi Hirokawa	(currently Senior Managing Director, Hokuetsu Bank)
Director	Takuya Watanabe	(currently Managing Director, Daishi Bank)
Director	Kiyofumi Obara	(currently Managing Director, Daishi Bank)
Director	Makoto Takahashi	(currently Director, Hokuetsu Bank)
Director	Michiro Ueguri	(currently Director and Executive Officer, Daishi Bank)
Director (Audit & Supervisory Committee Member)	Shinjiro Kawai	(currently Director (Audit and Supervisory Committee Member), Daishi Bank))
Outside Director (Audit & Supervisory Committee Member)	Koichi Masuda	(currently Outside Director (Audit and Supervisory Committee Member), Daishi Bank)
Outside Director (Audit & Supervisory Committee Member)	Hiroshi Fukuhara	(currently Outside Director, Hokuetsu Bank)
Outside Director (Audit & Supervisory Committee Member)	Toshizo Oda	(currently Outside Director (Audit and Supervisory Committee Member), Daishi Bank)
Outside Director (Audit & Supervisory Committee Member)	Kazuaki Matsumoto	(currently Professor, Faculty of Economics and Business Administration, Nagaoka University)
(Note 1) Mr. Koichi Masuda, Mr. Hiroshi Fukuhara, Mr. Toshizo Oda, and Mr. Kazuaki Matsumoto are expected to be installed as outside directors provided by Article 2(xv) of the Companies Act. Further, it is planned that the Joint Holding Company will appoint Mr. Koichi Masuda, Mr. Hiroshi Fukuhara, Mr. Toshizo Oda, and Mr. Kazuaki Matsumoto as independent directors and executives pursuant to the rules of the Tokyo Stock Exchange, Inc. and file notification thereof with the Tokyo Stock Exchange, Inc.
(Note 2) Mr. Shinjiro Kawai, Mr. Koichi Masuda, and Mr. Toshizo Oda (collectively, the “Three Candidates”) are expected to be nominated as director (audit & supervisory committee member) candidates of Daishi Bank at its annual general meeting of shareholders scheduled for June 26, 2018, but if the Three Candidates are appointed as Directors (audit & supervisory committee members) of Daishi Bank at such annual general meeting of shareholders, the Three Candidates plan to resign as Directors of Daishi Bank effective as of September 30, 2018, the day before the effective date of the Share Transfer (scheduled), and be appointed as  Directors (audit & supervisory committee members) of the Joint Holding Company as of the effective date of the Share Transfer (scheduled date: October 1, 2018).
(Note 3) Mr. Hiroshi Fukuhara, is currently an Outside Director of Hokuetsu Bank, but plans to resign as Outside Director of Hokuetsu Bank effective as of September 30, 2018, the day before the effective date of the Share Transfer (scheduled), and be appointed as an Outside Director (Audit & Supervisory Committee Member) of the Joint Holding Company as of the effective date of the Share Transfer (scheduled date: October 1, 2018).

Please see the Banks’ press release dated May 11, 2018 for the directors and executives of the Banks from June 26, 2018.

2. Schedule of the share transfer
Friday, May 11, 2018 (today)	Adoption of resolutions at the board of directors’ meeting for the preparation of the Share Transfer Plan and preparation of the Share Transfer Plan (Banks)
Tuesday, June 26, 2018 (scheduled)	Convening of the annual shareholders’ meetings (adoption of resolution approving the Share Transfer Plan) (Banks)
Wednesday, September 26, 2018 (scheduled)	TSE delisting (Banks)
Monday, October 1, 2018 (scheduled)	Date of formation of the Joint Holding Company (i.e., effective date of the Share Transfer) Share listing date of the Joint Holding Company
(Note) The above schedule may be changed upon consultation between the Banks where necessary in the course of moving towards the Share Transfer or for other reasons.

3. Profile of the Company (Joint Holding Company) to be Established through the Share Transfer
(1)	Trade name	Daishi Hokuetsu Financial Group, Inc.
(2)	Nature of business	Management and operation of banks and other companies that the Company may have as subsidiaries under the Banking Act and any and all businesses incidental or related thereto.
(3)	Location of head office	2-14 Ote-dori 2-chome, Nagaoka, Niigata, Japan
(4)	Location of principal head office functions	1071-1 Higashiborimae-dori 7-bancho, Chuo-ku, Niigata, Niigata, Japan
(5)	Representatives	Chairman and Representative Director	Katsuya Sato	(currently President, Hokuetsu Bank)
		President and Representative Director	Fujio Namiki	(currently President, Daishi Bank)
(6)	Capital	30,000 million yen
(7)	Net assets (on a consolidated basis)	To be determined
(8)	Total assets (on a consolidated basis)	To be determined
(9)	Fiscal year end	March 31
(10)	Stock exchange	TSE
(11)	Accounting auditor	KPMG AZSA LLC
(12)	Administrator of the shareholder registry	Mitsubishi UFJ Trust and Banking Corporation

[Contact for inquiries regarding this notice]

The Daishi Bank, Ltd.	Planning Coordination Division Public Relations Office	Tel: +81-25-222-4111

The Hokuetsu Bank, Ltd.	Planning Coordination Division Public Relations	Tel: +81-258-35-3111